Exhibit 10.1

H&R BLOCK, INC.

DEFERRED COMPENSATION PLAN FOR EXECUTIVES

(Amended and Restated Effective November 9, 2012)

Purpose

H&R Block, Inc. (the “Company”) amended and restated the H&R Block, Inc. Deferred Compensation Plan for Executives effective as of July 1, 2002, and as of July 23, 2010. This amendment and restatement is effective November 9, 2012, except as otherwise stated herein.

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company and its Affiliates, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

Notwithstanding any provision in the Plan to the contrary, pursuant to IRS Notice 2007-86, all amounts accrued under the Plan for a Participant as of December 31, 2008 will be paid in a lump sum on April 11, 2009, unless the Participant elects to defer Salary and Bonus earned in 2009 in accordance with Article 3. If a Participant elects to defer for 2009, the Participant may elect one time and form of payment for all amounts attributable to pre-2009 deferrals, as well as a time and form of payment for deferrals for 2009 and subsequent years. For Participants in pay status on or before December 31, 2008 (i) payments of pre-2004 deferrals shall be paid according to the Plan as grandfathered under Code §409A, and (ii) payments of deferrals made after 2004 shall be governed by the Participant’s payment elections and the terms of the Amended and Restated Plan. Sections 1.16, 1.26, 7.3, 7.4, 9.2, 14.6, and 16.17 are effective December 31, 2008.

The H&R Block, Inc. Deferred Compensation Trust Agreement, dated December 13, 1988, was revoked, effective December 31, 2008, in accordance with §2.03. The H&R Block, Inc. Deferred Compensation Trust Agreement was reinstated, effective December 31, 2008 except that §§2.02-3 and 2.02-4 were deleted in the entirety.

ARTICLE 1

Definitions

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Account Balance” means, with respect to a Participant, a credit on the records of the Employer equal to the sum of the Participant’s Deferral Account balance, the Company Matching Account balance, and the Discretionary Company Contributions Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2	“Affiliate” or “Affiliates” means a group of entities, including the Company, which constitutes a controlled group of corporations (as defined in section 414(b) of the Code), a group of trades or businesses (whether or not incorporated) under common control (as defined in section 414(c) of the Code).

1.3	“Annual Company Matching Contributions” means for any one Plan Year, the amount determined in accordance with Section 4.1. Notwithstanding anything in this Plan to the contrary, no Annual Company Matching Contributions shall be made with respect to any Compensation paid or Annual Deferrals made after December 31, 2012.

1.4	“Annual Contributions” means the Participant’s Annual Deferral Amount plus Annual Company Matching Contributions for any one Plan Year. Notwithstanding anything in this Plan to the contrary, no Annual Company Matching Contributions shall be made with respect to any Compensation paid or Annual Deferrals made after December 31, 2012.

1.5	“Annual Deferral Amount” means that portion of a Participant’s Salary and Bonus that a Participant defers in accordance with Section 3.1(a) for any one Plan Year. In the event of a Participant’s Unforeseeable Financial Emergency (if deferrals are revoked in accordance with Article 6), Disability (if deferrals cease in accordance with Section 8.1), death, or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.6	“Beneficiary” means one or more persons, trusts, estates or other entities, designated by a Participant in accordance with Section 10.2, or in the absence of such designation, the persons specified in Section 10.3, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.7	“Beneficiary Designation Form” means the form (which may be digital and require electronic transmission) established from time to time by the Committee by which a Participant designates one or more Beneficiaries in accordance with the Committee’s procedures.

1.8	“Board” means the Board of Directors of the Company, as constituted at the relevant time.

1.9	“Bonus” means performance-based compensation paid under the Employer’s short-term incentive plan (or other annual incentive program) which is contingent on the satisfaction of pre-established organizational or individual performance criteria over the Company’s 12-consecutive month Fiscal Year; but excluding any amounts paid under an incentive program that will be paid regardless of performance or based upon a level of performance that is substantially certain to be met at the time the criteria is established.

1.10	“Claimant” shall have the meaning set forth in Section 14.1.

1.11	“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. References to a Code section shall be deemed to be to that section or any successor to that section.

1.12	“Committee” means the Compensation Committee of the Board.

1.13	“Company” means H&R Block, Inc., a Missouri corporation, and any successor to all or substantially all of its assets or business.

1.14	“Company Matching Account” means (i) the sum of all of a Participant’s Annual Company Matching Contributions, plus (ii) amounts credited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant’s Company Matching Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Matching Account.

1.15	“Deferral Account” means (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.16	“Disability” or “Disabled” means, determined in accordance with the following determination periods, (1) in the case of a Participant who has coverage under the Employer’s group long-term disability program, the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of at least three months under such program; or (2) in the case of a Participant who does not have coverage under the Employer’s group long-term disability program, the Participant is unable to engage in any substantial gainful activity for a period of at least nine months by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. For this purpose, a Participant shall be deemed to have incurred a Disability on the last day of the applicable determination period above.

1.17	“Discretionary Company Contributions” means the amount credited to an Employee in accordance with Section 4.2.

1.18	“Discretionary Company Contributions Account” means the (i) sum of all of a Participant’s Discretionary Company Contributions, plus (ii) amounts credited in accordance with all the applicable crediting and debiting provisions of the Plan that relate to the Participant’s Discretionary contributions Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to the Participant’s Discretionary Company Contributions Account.

1.19	“Disability Benefit” means the benefit set forth in Article 8.

1.20	“Election Form” means the form (which form or forms may be in a digital format and require electronic transmission) established from time to time by the Committee by which a Participant makes elections under the Plan in accordance with the Committee’s procedures.

1.21	“Eligibility Committee” means the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, and the senior officer of the Company responsible for human resources.

1.22	“Employee” means a person who is an employee of any Employer.

1.23	“Employer” means the Company and/or any of its Affiliates (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have agreed to participate in the Plan.

1.24	“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time. References to an ERISA section shall be deemed to be to that section or any successor to that section.

1.25	“In-Service Distribution” means a date-based distribution as set forth in Section 7.1 providing for distribution no earlier than the third Plan Year after the Plan Year for which the Annual Contributions are made.

1.26	“Installment Method” means monthly installment payments over a number of years selected by the Participant in accordance with this Plan. Each installment payment shall be calculated by multiplying the Account Balance of the Participant by a fraction, the numerator of which is one and the denominator of which is the remaining number of payments due the Participant. For purposes of this calculation, the Account Balance of the Participant (or the appropriate portion thereof) shall be calculated as of the close of business on or around the date of the Participant’s payment.

1.27	“Measurement Fund” means one or more investment funds which may, but need not, include the investment funds provided under the H&R Block Retirement Savings Plan (including Company stock) available as a measuring standard for crediting earnings and losses to a Participant’s Account Balance. Notwithstanding any other provision in this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any Measurement Fund.

1.28	“Open Enrollment” means, with respect to the deferral of Salary for a Plan Year, such period as established by the Committee ending before the beginning of such Plan Year. With respect to the deferral of a Bonus, such period as established by the Committee ending before the date that is no later than 6 months prior to the expiration of the performance period with respect to such Bonus.

1.29

“Participant” means any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who executes an Election Form in a form acceptable to the Committee, (iv) who commences participation in the Plan, and (v) whose participation has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the

Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.30	“Payment Date” means the date during a month on which payments under this Plan are made, as selected by the Committee from time to time.

1.31	“Plan” means the H&R Block, Inc. Deferred Compensation Plan for Executives, which shall be evidenced by this instrument as it may be amended from time to time and Participant’s Election Forms.

1.32	“Plan Year” means a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.33	“Qualified Plan” means the H&R Block Retirement Savings Plan or any successor plan that is intended to satisfy the requirements of section 401 of the Code.

1.34	“Salary” means the total salary and wages, including fee based earnings and commissions paid by all Affiliates to a Participant relating to services performed during any Plan Year, excluding any other remuneration paid by Affiliates such as Bonuses, other bonuses, overtime, incentive pay, stock options, distributions of compensation previously deferred, restricted stock, severance pay, allowances for expenses (such as relocation, travel, and automobile allowances), non-monetary awards and fringe benefits (cash or noncash). Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Affiliate and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, or 402(e)(3) pursuant to plans established by any Affiliate; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Participant.

1.35	“Survivor Benefit” means the benefit set forth in Article 9.

1.36	“Termination Benefit” means the benefit set forth in Section 7.3.

1.37

“Termination of Employment” means a separation from service within the meaning of Code §409A. A Participant who is an employee will generally have a Termination of Employment if the Participant voluntarily or involuntarily terminates employment with the Employer. A termination of employment occurs if the facts and circumstances indicate that the Participant and the Employer reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee, director or other independent contractor) for the Employer will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee, director or other independent contractor) over the immediately preceding 36-month period (or full period of services if the Participant has been providing services for less than 36 months). Notwithstanding the foregoing, the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period does not exceed 6 months, or if longer, so long as the Participant retains the right to reemployment with an Employer under an applicable statute or contract. When a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a period of at least 6 months and such impairment causes the Participant to be unable to perform duties of his or her position or any substantially similar position, a 29-month maximum period of absence shall be substituted for the 6-month maximum period described in the preceding sentence.

1.38	“Trust” means one or more trusts established with respect to the Plan between the Company and the trustee named therein, as amended from time to time.

1.39	“Unforeseeable Financial Emergency” means a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, a Beneficiary or a dependent (as defined in Code §152, without regard to §152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee consistent with the requirements of Code Section 409A.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1	Selection by Committee. Participation in the Plan shall be limited to a select group of management or highly compensated Employees, as determined by the Committee or if the Committee so directs, the Eligibility Committee. The Eligibility Committee will report to the Compensation Committee not less frequently than annually the individuals it selects for participation.

2.2	Enrollment Requirements. As a condition to a selected Employee’s participation, the Committee must receive, in accordance with the Committee’s procedures, an Election Form during Open Enrollment or within thirty (30) days after he or she is first selected for participation in the Plan. In addition, the Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary. Notwithstanding the foregoing, an Employee shall be deemed to satisfy the enrollment requirements with respect to Discretionary Company Contributions by approval of a Discretionary Company Contribution for the Participant in accordance with Section 4.2.

2.3

Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, the Employee shall commence participation in the Plan on the first day of the month following the month in which the Employee executes all enrollment requirements or such later date as the Committee shall determine in its sole discretion with respect to compensation paid for services performed after the election. If an Employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents; provided, however, that such Employee must continue to be eligible to participate in the Plan as determined by the Committee in its sole discretion.

2.4	Termination of Participation. Subject to Section 2.6, once an Employee has become a Participant in the Plan, his or her participation shall continue until the earlier of (i) payment in full of all benefits to which the Participant or his or her Beneficiary is entitled under the Plan or (ii) the occurrence of an event specified in Section 2.5 which results in loss of benefits. Except as otherwise specified in the Plan, the Company may not terminate an individual’s participation in the Plan.

2.5	Missing Persons. If the Company is unable to locate a Participant or his or her Beneficiary for purposes of making a distribution, the amount of the Participant’s benefits under this Plan that would otherwise be considered as non-forfeitable, shall be forfeited effective four (4) years after (i) the last date a payment of said benefit was made, if at least one such payment was made, or (ii) the first date a payment of said benefit was to be made pursuant to the terms of the Plan, if no payments had been made. If such person is located after the date of such forfeiture, the benefits for such Participant or Beneficiary shall not be reinstated hereunder.

2.6	Changes in Employment Status. If a Participant has a change in his or her employment responsibilities, title, compensation, and/or performance, such that the Participant would not qualify for initial participation in the Plan, as determined by the Committee in its sole discretion, (i) the Participant shall continue to defer his or her Annual Deferral Amount in accordance with the Participant’s election for the Plan Year during which the change in employment responsibilities, title, compensation, and/or performance occurs, (ii) the Participant shall not be eligible to elect an Annual Deferral Amount or to be credited with a Discretionary Company Contribution in Plan Years following the Plan Year during which the change in employment responsibilities, title, compensation, and/or performance occurs unless and until the Participant again is selected to elect an Annual Deferral Amount, as determined by the Committee in its sole discretion, and (iii) the Participant shall otherwise continue to participate in the Plan.

2.7	Participation upon Reemployment. If a Participant terminates employment with all Affiliates and later becomes reemployed by an Affiliate, such reemployment shall not suspend or delay benefit payments such Participant is receiving or is eligible to receive under the Plan as a result of the Termination of Employment. Upon reemployment, the Participant shall not be eligible to make deferrals unless and until the Participant again qualifies for initial participation as determined by the Committee.

ARTICLE 3

Open Enrollment/ Annual Elections

3.1	Elections. A Participant shall complete an election for Salary and Bonus by completing and delivering an Election Form to the Committee during Open Enrollment for the Plan Year in the case of Salary and for the applicable performance period in the case of Bonus. The Participant shall be entitled to elect the following:

(a)	Annual Deferral Amount. For each Plan Year, a Participant may elect, subject to withholding described in Section 5.2(a), to defer Salary and Bonus according to the following schedule:

Deferral	Minimum Percentage	Maximum Percentage
Salary	0%	100%
Bonus	0%	100%

Timely receipt of an Election Form by the Committee is a condition to deferral of either Salary or Bonus. If no Election Form is timely received by the Committee, the applicable deferral percentage shall be zero.

(b)	Measurement Funds. A Participant may elect one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance. If a Participant does not elect any Measurement Funds, the Participant’s Annual Deferral Amount shall be allocated according to the Participant’s most recent election. If a Participant has not previously elected any Measurement Fund, amounts will be credited or debited according to a default Measurement Fund as determined by the Committee, in its sole discretion.

(c)	Time and Form of Payment. During the Open Enrollment for a Plan Year, a Participant may make a payment election designating the time of commencement of payment of the portion of the Participant’s Account Balance attributable to his Annual Deferral Amount and Annual Company Matching Contributions for the Plan Year, and the form of payment (either lump sum or installments) for such portion according to the permissible distribution events provided under the Plan which may include any distribution or payment options provided for under Article 7. Effective with respect to Open Enrollment for Annual Deferrals on or after January 1, 2013, no election shall be made as to the time of payment for Annual Company Matching Contributions. The time and form of payment of any Discretionary Company Contribution for an Employee for a Plan Year shall be established by the Committee at the time any such Discretionary Company Contribution is authorized.

3.2	Effect of Elections/Changes to Elections.

(a)	Irrevocable Deferral Elections. Once a Plan Year has commenced, a Participant may not elect to change his or her deferral election that is in effect for that Plan Year, except if and to the extent permitted by the Committee and made in accordance with the provisions of Section 3.2(c) and Code section 409A specifically relating to a change and/or revocation of deferral elections related to a Participant’s Disability or an Unforeseeable Financial Emergency or a hardship distribution under the Qualified Plan.

(b)	Allocations to Measurement Funds. The Participant may add, delete or change allocations to one or more Measurement Funds used to determine the amounts to be credited or debited to his or her Account Balance by submitting an Election Form that is accepted by the Committee. Allocations may be made in one percent (1%) increments. Election changes will be applied as follows:

(i)	Changes. Changes to allocations for future deferrals will be applied to the next contribution period following the date of the election.

(ii)	Exchanges. Exchanges to allocations to Measurement Funds shall be applied at the close of the next market day following the date the election is received by the Committee.

(c)	Subsequent changes to Time and Form of Payment. A Participant may elect one time to change the time or form of payment elected for his Deferral Account attributable to Annual Deferral Amounts for any Plan Year, and for his Company Matching Account attributable to Company Matching Contributions that were made for any Plan Year prior to 2013, only in accordance with this Section 3.2(c). Any election under this Section 3.2(c) must comply with Code Section 409A and the regulations and other guidance thereunder. Except as permitted under this Plan with respect to an Unforeseeable Financial Emergency or as described in Section 7.5, a Participant may not elect to accelerate the date payment is to be made or commenced. A Participant may elect to delay the time payment is to be made or commenced, and may change the form of payment from lump sum to installments, or vice versa, only if the following conditions are met:

(i)	the election is received by the Committee not less than twelve (12) months before the date payment would have otherwise been made or commenced without regard to this election;

(ii)	the election shall not take effect until at least twelve (12) months after the date on which the election is received by the Committee; and

(iii)	except in the case of payment on account of death or Disability, payment pursuant to the election shall not be made or commenced sooner than five (5) years from the date payment would have otherwise been made or commenced without regard to this election.

For these purposes, installment payments shall be treated as a single payment, with the result that an election to change from installments to a lump sum will require that the lump sum be postponed until a date which is at least five (5) years after the scheduled payment date of the first installment.

ARTICLE 4

Company Contribution Amounts/Vesting

4.1	Annual Company Matching Contributions. A Participant’s Annual Company Matching Contributions for any Plan Year shall be determined by the Participant’s Employer. In order to receive Annual Company Matching Contributions with respect to a Plan Year, the Participant shall have contributed through elective compensation deferrals in the Qualified Plan, an amount equal to the maximum deferral permitted under the Qualified Plan for the Plan Year, and shall be an Employee as of the last day of the Plan Year. If the Participant fulfills these requirements with respect to a Plan Year, the Annual Company Matching Contributions shall be equal to (i) the Employer matching contribution that would have been provided to the Participant in the Qualified Plan, assuming that the Annual Deferral Amount had been included in the definition of compensation in the Qualified Plan, and assuming further that the limitations of IRC Sections 401(a)(17), 402(g)(1) and 415 did not apply, minus (ii) the amount of the Employer matching contribution provided to the Participant during such Plan Year under the Qualified Plan. The amount so credited to a Participant under this Plan shall be the Annual Company Matching Contributions for that Plan Year and shall be credited to the Participant’s Company Matching Account on a date or dates to be determined by the Committee, in its sole discretion. Effective January 1, 2013, no further Company Matching Contributions will be made with respect to any Compensation paid or Annual Deferrals made after December 31, 2012.

4.2	Discretionary Company Contributions. Apart from the Annual Company Matching Contribution, the Committee may make discretionary contributions for any Participant under this Plan at the times and in the amount(s) designated by the Participant’s Employer, in its sole discretion. Amounts so credited to a Participant under this Plan shall be credited to the Participant’s Discretionary Company Contributions Account.

4.3	Vesting.

(a)	Participant Contributions. A Participant shall at all times be 100% vested in his or her Deferral Account.

(b)	Annual Company Matching Contributions. A Participant’s Company Matching Contributions Account shall be vested to the same extent as the Participant’s matching contributions account under the Qualified Plan.

(c)	Discretionary Company Contributions. Unless otherwise determined by the Committee prior to awarding any Discretionary Company Contributions, amounts credited to a Participant’s Discretionary Company Contributions Account shall be vested to the same extent as the Participant’s matching contributions account under the Qualified Plan.

ARTICLE 5

Crediting/Taxes

5.1	Crediting/Debiting of Account Balances. Subject to the rules and procedures that are established from time to time by the Committee, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the performance of the Measurement Funds selected by the Participant under Sections 3.1(b) and 3.2(b). The performance of such Measurement Funds (either positive or negative) shall be determined by the Committee in its sole discretion.

5.2	Employer-Provided Benefits, FICA and Other Taxes.

(a)	Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer shall withhold from that portion of the Participant’s Salary and Bonus, that are not being deferred, in a manner determined by the Employer, the Participant’s share of any Employer-provided welfare and fringe benefits elected by the Participant and/or FICA or other employment taxes on such Annual Deferral Amount, as determined by the Committee in its sole discretion. If necessary, the Committee may reduce the Annual Deferral Amount in order to satisfy the Participant’s election with respect to Employer-provided welfare and fringe benefits and the Employer’s obligation to withhold FICA and other employment taxes.

(b)	Company Matching Account. When a Participant becomes vested in a portion of his or her Company Matching Account the Participant’s Employer shall withhold from the Participant’s Salary and Bonus that are not being deferred, in a manner determined by the Employer, the Participant’s share of FICA and/or other employment taxes, as determined by the Committee in its sole discretion. If necessary, the Committee may reduce the vested portion of the Participant’s Company Matching Account, as applicable, in order to comply with this Section 5.2.

(c)	Distributions. A Participant’s Employer, or the trustee of the Trust, shall withhold from any payments made to the Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer, or the trustee of the Trust.

ARTICLE 6

Unforeseeable Financial Emergencies

If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee (i) to revoke deferrals of Salary and/or Bonus elected by such Participant or (ii) to revoke deferrals of Salary and Bonus elected by such Participant and receive a partial or full payout from the Plan. Any such payout shall not exceed the lesser of the Participant’s vested Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. A Participant may not receive a payout from the Plan to the extent that the Unforeseeable Financial Emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by revocation of deferrals under this Plan.

ARTICLE 7

Distributions/Payments

7.1	In-Service Date-Based Distribution.

(a)	Annual Contributions. In connection with each election to defer Annual Contributions, a Participant may elect to receive an In-Service Distribution from the Plan with respect to all or a portion of such Annual Deferral Amounts credited for such Plan Year. The In-Service Distribution shall be a lump sum payment in an amount that is equal to the portion of the Annual Deferral Amounts that the Participant elected to have distributed as an In-Service Distribution, plus amounts credited or debited in the manner provided in Section 5.1 on that amount, calculated as of the close of business on or around the date on which the In-Service Distribution becomes payable, as determined by the Committee in its sole discretion.

(b)	Payment of In-Service Distributions. Subject to the other terms and conditions of this Plan, each In-Service Distribution elected shall be paid out on the first Payment Date commencing immediately after the date designated by the Participant.

(c)	Other Benefits Take Precedence Over In-Service Distributions. Should an event occur that triggers a benefit under this Article 7, Article 8 or Article 9, any Annual Deferral Amounts, plus amounts credited or debited thereon, that is subject to an In-Service Distribution election under Section 7.1 shall not be paid in accordance with Section 7.1 but shall be paid in accordance with the other applicable Article or Section.

7.2

Disability Benefit. A Participant may elect to receive a Disability Benefit equal to the Account Balance attributable to Annual Contributions for the Plan Year in one of the following forms: (i) a single lump sum payment, or (ii) installment payments over one

(1) to fifteen (15) years according to the Installment Method. If the Participant fails to make an election as to the time and form of payment for a Disability Benefit, the election shall default to a single lump sum payment.

7.3	Termination Benefit. A Participant may elect to receive a Termination Benefit equal to the vested Account Balance attributable to Annual Contributions for the Plan Year in one of the following forms: (i) a single lump sum payment, or (ii) installment payments over one (1) to fifteen (15) years according to the Installment Method. If the Participant fails to make an election as to the time and form of payment for a Termination Benefit, the election shall default to a single lump sum payment. Unless otherwise delayed according to Section 7.4, a Termination Benefit will be paid (or if paid in installments, will commence to be paid) within ninety (90) days following the earlier of the date of death of the Participant, or the date that is six (6) months after the Participant’s Termination of Employment.

7.4	Delay of Payment. Notwithstanding any other provision in the Plan, the payment of amounts deferred under the Plan will be delayed as follows:

(a)

Application of Code Section 162(m). If the Company reasonably anticipates that any portion of the benefit payable under the Plan to any Participant could be nondeductible under Code section 162(m) (or cause other amounts payable by the Company to be nondeductible under Code section 162(m)), then the payment of such portion of the benefit to such Participant shall be delayed until the earliest date on which the Company reasonably anticipates that the deduction will not be limited or eliminated by application of Code section 162(m), provided that where any scheduled payment to the Participant in the Company’s taxable year is delayed in accordance with this paragraph, the delay in payment will be treated as a subsequent deferral election unless all scheduled payments to that Participant that could be delayed in accordance with this paragraph are also delayed. Where the payment is delayed to a date on or after the Participant’s Termination of Employment, payment will be made during the period ending on the later of the last day of the Company’s taxable year in which the Termination of Employment occurs or the 15th day of the third month following the Termination of Employment; provided that no payment shall be made before the date that is six months following the Participant’s Termination of Employment. For purposes of this Plan, all Participants shall be considered specified employees within the meaning of Treas. Reg. section 1.409A-1(i).

(b)	Other Event Permitted by Section 409A. If the Committee so determines, payment of amounts under the Plan may be delayed as permitted under Code section 409A, as if stated in the Plan, for example, if the Company reasonably anticipates that making a payment will violate a term of any Company loan agreement, jeopardize the ability of the Company to continue as a going concern if paid as scheduled or the payment may violate securities laws (or other applicable law).

7.5	Acceleration of Payment. Notwithstanding any other provision in the Plan, the payment of amounts deferred under the Plan will be accelerated as follows:

(a)	De Minimis Payments. Notwithstanding the foregoing, if at the time of the Participant’s Termination of Employment, the Participant’s vested Account Balance, and the Participant’s entire interest under all other arrangements required to be aggregated with this Plan pursuant to Treasury Regulation section 1.409A-1(c)(2), is less than the applicable dollar amount under Code Section 402(g)(1)(B) ($17,000 for 2012), then the Participant’s Account Balance shall be paid in a lump sum on the Payment Date of the seventh month after such Termination of Employment (or, if earlier, the date of death).

(b)	Other Events Permitted by Section 409A. If the Committee so determines, in its sole discretion (without any direct or indirect election on the part of any Participant), the Committee may accelerate the date of distribution or commencement of distributions hereunder, or accelerate installment payments by paying the vested Account Balance in a lump sum or pursuant to a Installment Method using fewer years, to the extent permitted under Code section 409A (such as, for example, as provided in Section 1.409A-3(j)(4) of the Treasury regulations, to comply with domestic relations orders or certain conflict of interest rules, to pay employment taxes, to make a lump sum cashout of certain de minimis amounts that are less than the applicable dollar amount under Code section 402(g)(1)(B), or to make payments upon income inclusion under Code section 409A).

ARTICLE 8

Disability Waiver and Benefit

8.1	Disability Waiver.

(a)	Cancellation of Deferral. Subject to Section 409A, if it is determined that a Participant is suffering from a Disability, such Participant’s deferrals shall thereupon be cancelled by the later of the end of the Plan Year or the fifteenth day of the third month following the date the Participant incurs a Disability.

(b)	Return to Work. If a Participant returns to employment with the Employer after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.1 above.

8.2	Disability Benefit. Upon a determination that a Participant is Disabled, Participant shall receive payments according to the Participant’s election for Disability Benefit under Section 7.2. Unless otherwise delayed according to Section 7.4, a Disability Benefit shall commence on the first regular payment date following a forty-five (45) day period following the date the Participant incurred a Disability.

ARTICLE 9

Survivor Benefit

9.1	Survivor Benefit. A Participant’s Beneficiary(ies) shall receive a benefit upon the Participant’s death which will be equal to (i) the Participant’s vested Account Balance, determined as of the date before the applicable Payment Date, if the Participant dies prior to his or her Termination of Employment or Disability, or (ii) the Participant’s unpaid Termination Benefit or Disability Benefit, determined as of the date before the applicable Payment Date, if the Participant dies before his or her Termination Benefit or Disability Benefit is paid in full (the “Survivor Benefit”).

9.2	Payment of Survivor Benefit. The Survivor Benefit shall be paid to the Participant’s Beneficiary(ies) in a lump sum payment within ninety (90) days following the date of the Participant’s death.

ARTICLE 10

Beneficiary Designation

10.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive benefits payable under the Plan upon the death of such a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designated under any other plan of an Employer in which the Participant participates.

10.2	Beneficiary Designation; Change of Beneficiary Designation. A Participant shall designate his or her Beneficiary by completing and delivering the Beneficiary Designation Form to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing and delivering a new Beneficiary Designation Form to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death. No designation or change in designation of a Beneficiary shall be effective until received by the Committee or its designated agent. In the event a Participant becomes divorced or legally separated from his or her spouse, any Beneficiary Designation Form designating such spouse as a beneficiary shall automatically be null and void as of the date of such divorce or legal separation; provided, however, that the Participant may designate such spouse (or former spouse) as a beneficiary under a new Beneficiary Designation Form.

10.3	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 10.1 and 10.2 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s Beneficiary shall be his or her surviving spouse. If the Participant has no surviving spouse, the Participant’s Survivor Benefit shall be payable to the executor or personal representative of the Participant’s estate.

10.4	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary with respect to a Participant, the Committee shall have the right, exercisable in its discretion, to withhold payments until this matter is resolved to the Committee’s satisfaction.

ARTICLE 11

Leave of Absence

11.1	Paid Leave of Absence. If a Participant is on a paid leave of absence authorized by the Participant’s Employer, (i) the Participant shall continue to be considered eligible for the benefits provided in Articles 6, 7 or 8 in accordance with the provisions of those Articles, and (ii) the Annual Deferral Amount subject to a deferral election shall continue to be withheld during such paid leave of absence in accordance with Section 3.1.

11.2	Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, such Participant shall continue to be eligible for the benefits provided in Articles 6, 7 or 8 in accordance with the provisions of those Articles. However, the Participant shall be excused from fulfilling the Annual Deferral Amount commitment that would otherwise have been withheld during the remainder of the Plan Year in which the unpaid leave of absence is taken. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to active employment, the Participant may make deferral elections during the next Open Enrollment provided the Participant is selected by the Committee as eligible to make a deferral election and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.1 above.

ARTICLE 12

Termination, Amendment or Modification

12.1	Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to terminate and liquidate the Plan in the event of a corporate dissolution, change in control, or other event in accordance with Treas. Reg. §1.409A-3(j)(4)(ix).

12.2	Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the action of the Board; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification; and (ii) no amendment or modification of this Section 12.2 shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

12.3	Release. Any payment of benefits to or for the benefit of a Participant or Beneficiaries that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations hereunder shall be in full satisfaction of all claims against the Company for benefits under this Plan to the extent of such payment.

12.4	Amendment to Ensure Proper Characterization of the Plan. Notwithstanding the previous Sections of this Article 12, the Plan may be amended at any time, retroactively if determined by the Committee to be necessary, in order to conform the Plan to the provisions of Code Section 409A and to ensure that amounts under the Plan are not considered to be taxed to a Participant under the Federal income tax laws prior to the Participant’s receipt of the amounts or to conform the Plan and the Trust to the provisions and requirements of any applicable law (including ERISA and the Code).

ARTICLE 13

Administration

13.1	Administration. Except as otherwise provided herein, the Plan shall be administered by the Committee.

13.2	Powers of the Committee. In addition to the other powers granted under the Plan, the Committee shall have all powers necessary to administer the plan, including without limitation, powers:

(a)	to interpret the provisions of this Plan;

(b)	to establish and revise the method of accounting for the Plan and to maintain the Accounts; and

(c)	to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

Not in limitation, but in amplification of the foregoing and of the authority conferred upon the Committee in Section 13.1, the Company specifically intends that the Committee have the greatest permissible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation and benefits. Any such decision made by the Committee is intended to be subject to the most deferential standard of judicial review. Such standard of review is not to be affected by any real or alleged conflict of interest on the part of the Company or any member of the Committee. The Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the first calendar quarter that begins at least thirty (30) days after the day on which the Committee gives Participants advance written notice of such change.

13.3	Delegation. The Committee, or any officer of the Company designated by the Committee, shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation may be rescinded by the Committee at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

13.4	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having or claiming to have any interest or right in the Plan.

13.5	Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee and any employee of an Affiliate or entity to whom the duties of the Committee may be delegated against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such employee or entity.

13.6	Employer Information. To enable the Committee to perform its functions, the Company and each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

13.7	Reports and Records. The Committee and those to whom the Committee has delegated duties under the Plan, shall keep records of all of their proceedings and actions, and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

ARTICLE 14

Claims Procedures

14.1

Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts the

Claimant believes are distributable to him or her from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 14.4 below; and

(v)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

14.3	Review of a Denied Claim. On or before sixty (60) days after receiving notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

14.4	Decision on Review. The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

14.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan. No legal action with respect to any claim for benefits under this Plan may be commenced more than one year after a final decision on review of the claim.

14.6

Disability Claims. If a Participant’s claim involves a determination of Disability, the following time periods shall apply in lieu of the time periods set forth in Sections 14.2 through 14.4. The Committee shall have 45 days to render its initial decision on a Claimant’s claim, and an additional 30 days if the Committee determines that special circumstances require an extension of time to process the claim. If an adverse decision involves a disability claim the notice of the decision shall also inform the Claimant that if a Plan guideline was relied on in making the adverse decision, a copy of the guideline will be provided to the Claimant, without charge, upon request. A Claimant shall have 180 days to appeal an initial adverse decision. The Committee shall render its decision on appeal within 45 days, with an extension of an additional 45 days if the Committee determines that special circumstances require an extension of time. The following additional rules apply to an appeal. First, the review will be conducted by a Plan fiduciary who did not make the original determination on the Claimant’s claim and is not the subordinate of that person. Second, the Claimant shall be provided the identity of any medical or vocational experts whose advice was obtained in connection with the determination, whether or not the advice was relied on by such Plan fiduciary. Third, any health care professional who is engaged for a consultation on appeal will be a different person from and not subordinate to any health care professional who the Committee consulted for the initial determination.

ARTICLE 15

Funding

15.1	Source of Benefits. All benefits under the Plan shall be paid when due by the Company out of its assets or by a trustee from a trust established by the Company for that purpose. The Company may, but shall have no obligations to, make such advance provision for the payment of such benefit as the Board may from time to time consider appropriate.

15.2	Trust.

(a)	Establishment of the Trust. In order to provide assets from which to fulfill the obligations to the Participants and their Beneficiaries under the Plan, the Company may establish a Trust by a trust agreement with a third party trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan.

(b)	Interrelationship of the Plan and the Trust. The provisions of the Plan and the Participant’s Election Forms shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of a Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

(c)	Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of a Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

15.3	No Claim on Specific Assets. No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on his or her benefits under the Plan prior to distribution, and the rights of Participants and Beneficiaries to benefits to which they are otherwise entitled under the Plan shall be those of an unsecured creditor of the Company.

15.4	Unfunded. This Plan is unfunded and payable solely from the general assets of the Company. The Participants and Beneficiaries shall be unsecured creditors of the Company with respect to their interests in the Plan.

ARTICLE 16

Miscellaneous

16.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

16.2	Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

16.3	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise, except as provided in Section 16.14.

16.4	Withholding. The Company may withhold from any payment of benefits under the Plan such amounts as the Company determines are reasonably necessary to pay any taxes (and interest thereon) required to be withheld or for which the Company may become liable under applicable law. Any amounts withheld pursuant to this Section 16.4 in excess of the amount of taxes due (and interest thereon) shall be paid to the Participant or Beneficiary upon final determination, as determined by the Company, of such amount. No interest shall be payable by the Company to any Participant or Beneficiary by reason of any amounts withheld pursuant to this Section 16.4.

16.5	Section 409A Compliance. To the extent provisions of this Plan do not comply with 409A of the Code, the non-compliant provisions shall be interpreted and applied in the manner that complies with 409A of the Code and implements the intent of this Plan as closely as possible.

16.6	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.7	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.8	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.9	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.10	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Missouri without regard to its conflicts of laws principles.

16.11	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

H&R Block, Inc.

Attn: Corporate Secretary

One H&R Block Way

Kansas City, MO 64105

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.12	Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

16.13	Spouse’s Interest. The interest in the benefits hereunder of a spouse or former spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

16.14	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.15	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.16	Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

16.17	Distribution in the Event of Taxation. If because of the application of section 409A of the Code, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant prior to receipt, an Employer shall distribute, or shall cause the Trustee to distribute, to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid vested Account Balance under the Plan). The distribution of that portion of his or her benefit that has become taxable shall be made within 90 days of the date when the Participant’s benefit becomes taxable. Such a distribution shall affect and reduce the benefits to be paid under this Plan by the amount distributed.

16.18	Insurance. An Employer, on its own behalf or on behalf of the trustee of a Trust, and, in its sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as it may choose. An Employer or the trustee of a Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. No Participant shall have any interest whatsoever in any such policy or policies, and at the request of an Employer or trustee desiring to purchase such insurance a Participant shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employer or trustee have applied for insurance.

16.19	Aggregation of Employers. If the Company is a member of a controlled group of corporations or a group of trades or business under common control (as described in Code Section 414(b) or (c), but substituting a fifty percent (50%) ownership level for the eighty percent (80%) level set forth in those Code Sections), all members of the group shall be treated as a single Company for purposes of whether there has occurred a Termination of Employment and for any other purposes under the Plan as Section 409A shall require.

16.20	Aggregation of Plans. If the Company offers other account balance deferred compensation plans in addition to the Plan, those plans together with the Plan shall be treated as a single plan to the extent required under Section 409A for purposes of determining whether an Employee may make a deferral election pursuant to Section 3.3(a) within thirty (30) days of becoming eligible to participate in the Plan and for any other purposes under the Plan as Section 409A shall require.

16.21	USERRA. Notwithstanding anything herein to the contrary, any deferral or distribution election provided to a Participant as necessary to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, shall be permissible hereunder.